MANUFACTURING AND PACKAGING AGREEMENT

                                     Between

                                AQUA THIRST, INC.

                                       And

                            PROTON LABORATORIES, INC.


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

CONTENTS                                                          PAGE
ARTICLE 1  Definitions                                               3
ARTICLE 2  Validation, Manufacture, Packaging & Related Services     6
ARTICLE 3  Materials                                                 7
ARTICLE 4  Minimum Commitment, Purchase Orders & Forecasts           8
ARTICLE 5  Testing; Samples; Release                                10
ARTICLE 6  Delivery                                                 11
ARTICLE 7  Pricing And Payment                                      11
ARTICLE 8  Changes To Specifications                                13
ARTICLE 9  Records; Regulatory Matters                              13
ARTICLE 10 Representations And Warranties                           15
ARTICLE 11 Confidential Information                                 17
ARTICLE 12 Intellectual Property                                    17
ARTICLE 13 Indemnification                                          17
ARTICLE 14 Insurance                                                18
ARTICLE 15 Term And Termination                                     20
ARTICLE 16 Limitations Of Liability                                 21
ARTICLE 17 Notice                                                   21
ARTICLE 18 Miscellaneous                                            22

EXHIBIT A: Per Product Manufacturing Specifications                 24
EXHIBIT B: Per Product Packaging Specifications                     25
EXHIBIT C: Per Product Additional Services/  Validation Services    26
EXHIBIT D: Per Product Unit Pricing, Fees And Minimum Requirement   27
EXHIBIT E: Per Product Form Of Quality Agreement                    28


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                      MANUFACTURING AND PACKAGING AGREEMENT

     This MANUFACTURING AND PACKAGING AGREEMENT ("Agreement") is made this 12th day of February, 2007, by and between AQUA THIRST Inc. a Delaware Corporation having its principal place of business at 8726 So. Sepulveda Blvd, Suite D-266 Los Angeles, California 90045 ("AQUA THIRST") and PROTON Laboratories, Inc., A Washington Corporation having its principal place of business at 1135 Atlantic Ave. Ste. 101 Alameda, California 94501 ("PROTON").

                                    RECITALS:

     A. AQUA THIRST is engaged in the business of manufacturing and packaging new and existing products for the retail consumer and the commercial and industrial industries, including analytical and sales and marketing services.

     B. PROTON has certain patent rights technology and know-how relating to a series of products either crated by PROTON or licensed to PROTON and or too be developed by PROTON.

     C. PROTON desires to contract with a business capable of formulating, filling, manufacturing, packaging and testing products, In order to bring its product line to the marketplace.

     D. PROTON desires to engage AQUA THIRST to provide certain services to PROTON in connection with the manufacture and packaging the Product(s) (Identified and defined below); and AQUA THIRST desires to provide such services pursuant to the terms and conditions set forth in this Agreement.

     NOW, THEREFORE, in consideration of the mutual covenants, terms and conditions set forth below, the parties agree as follows:

                                    ARTICLE 1
                                   DEFINITIONS

     The following terms have the following meanings in this Agreement:

1.1 "Administrative Costs" means all costs related to conducting a recall in accordance with Applicable Laws.

1.2 "Affiliate(s)" means any corporation, firm, partnership or other entity which controls, is controlled by or is under common control with a party. For purposes of this definition, "control" shall mean the ownership of at least fifty percent (50%) of the voting share capital of such entity or any other comparable equity or ownership interest.


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1.3  "Applicable Laws" means all laws, ordinances, rules and regulations within the Territory applicable to the Manufacturing and Packaging of the Product or any aspect thereof and the obligations of AQUA THIRST or PROTON, as the context requires under this Agreement, including, without limitation, (i) all applicable federal, state and local laws and regulations of each Territory; (ii) the U.S. Federal Food, Drug and Cosmetic Act, and (iii) the current Good Manufacturing Practices promulgated by the Regulatory Authorities, as amended from time to time ("GMPs").

1.4 "Calendar Quarter" means a period of three (3) consecutive months commencing on January 1, April 1, July 1 or October 1 of any calendar year.

1.5  "AQUA THIRST Information" shall have the meaning set forth in Article 12.

1.6  "Change Order" shall have the meaning set forth in Section 4.5(a).

1.7 "Commencement Date" means the first date upon which AQUA THIRST manufactures the Product.

1.8  "Confidential Information" is as defined in Section 11.2.

1.9 "Contract Year" means each consecutive twelve (12) month period beginning on the Commencement Date.

1.10 "PROTON Information" shall have the meaning set forth in Article 12.

1.11 "Defective Product" shall have the meaning set forth in Section 5.3.

1.12 "Delivery Date" shall mean the date on which AQUA THIRST shall tender the relevant completed product to PROTON. Each Delivery Date shall be specified by PROTON on the relevant Purchase Order and confirmed by AQUA THIRST as set forth in paragraph 4.3.

1.13 "Dispute" shall have the meaning set forth in Section 18.9.

1.14 "Effective Date" means the date first written above.

1.15 "FDA" means the United States Food and Drug Administration.

1.16 "Firm Commitment" shall have the meaning set forth in Section 4.2.

1.17 "Manufacture" or "Manufacturing" means the compounding, encapsulation and inspection of the Product in the primary packaging in accordance with the Specifications and the terms and conditions set forth in this Agreement.


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1.18 "Manufacture Date" means the day on which the Product is to be compounded by AQUA THIRST at the Manufacturing Facilities, which shall not be more than 75 days prior to the relevant Delivery Date.

1.19 "Manufacturing Facilities" means AQUA THIRST'S facilities or third party facilities employed or contracted by AQUA THIRST

1.20 "Manufacturing Specifications" means the Manufacturing specifications set forth in Exhibit A.

1.21 "Minimum Requirement" shall have the meaning set forth in Section 4.1.

1.22 "Package" or "Packaging" means the labeling and the packaging of the Product into the secondary packaging in accordance with the Packaging Specifications and the terms and conditions of this Agreement.

1.23 "Packaging Facilities" means AQUA THIRST'S facilities, or third party facilities employed or contracted by AQUA THIRST

1.24 "Packaging Specifications" means the Packaging specifications set forth in Exhibit B.

1.25 "Product" means any and all products to which PROTON has patents, patent rights, Licenses, or which are or will be developed by PROTON or by or through PROTON'S contractors, as fully compounded finished product which has been Manufactured and Packaged in accordance with the Specifications.

1.26 "Purchase Order" shall have the meaning set forth in Section 4.3.

1.27 "Raw Materials" means all raw materials, supplies, components and packaging necessary to manufacture, package and ship the Product in accordance with the Specifications.

1.28 "Regulatory Approval" shall have the meaning set forth in Section 7.4.

1.29 "Regulatory Authority" means any governmental regulatory authority within a Territory involved in regulating any aspect of the development, manufacture, market approval, sale, distribution, packaging or use of the Product.

1.30 "Review Period" shall have the meaning set forth in Section 5.1.

1.31 "Rolling Forecast" shall have the meaning set forth in Section 4.2.

1.32 "Sample" shall have the meaning set forth in Section 5.1.


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1.33 "Specifications" means, collectively, the Manufacturing Specifications and the Packaging Specifications.

1.34 "Term" shall have the meaning set forth in Section 15.1.

1.35 "Territory" means the United States of America, Canada and any other country which the parties agree in writing to add to this definition of Territory in an amendment to this Agreement.

1.36 "Unit" means each individually Packaged unit of Product, as described more fully in the Specifications.

1.37 "Unit Pricing" shall have the meaning set forth in Section 7.1.


                                    ARTICLE 2
              VALIDATION, MANUFACTURE, PACKAGING & RELATED SERVICES

2.1 VALIDATION SERVICES. AQUA THIRST shall perform the qualification, validation and stability services described in EXHIBIT C of this Agreement for the prices specified therein, in addition AQUA THIRST will be responsible for and secure for PROTON all or any appropriate regulatory certifications, approvals, or permits i.e. NSF, EPA, FDA, etc. all costs and expenses associated therewith shall be immediately reimbursed by PROTON upon invoice therefore.

2.2 DELIVERY AND ACCEPTANCE. The parties shall develop a work plan for each product to be manufactured by AQUA THIRST for PROTON which shall include the procedures for final testing of each Product developed to determine whether the Product materially conforms to the applicable Specifications in the Work Plan. As set forth in further detail in the Work Plan, PROTON will provide AQUA THIRST with a written acceptance of the Product or one or more written statements of errors to be corrected (a "STATEMENT OF ERRORS"). If PROTON fails to provide AQUA THIRST with written acceptance or Statement of Errors within the period of time set forth in the Work Plan, then the Product will be deemed accepted. If PROTON provides AQUA THIRST with a Statement of Errors, then AQUA THIRST shall promptly correct such errors and thereafter make the Product available for re-testing. The foregoing procedure will be repeated until PROTON accepts or finally rejects each Product. Upon acceptance of the Product, AQUA THIRST will make the Product available for use to the commercial market and to end users, or conduct such other activities to make the Product available as described in the Work Plan.


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2.3  SUPPLY AND PURCHASE OF PRODUCT. During the Term, AQUA THIRST shall
     Manufacture and Package the Products in accordance with the Specifications, the Applicable Laws, the work plan and the terms and conditions of this Agreement. PROTON'S purchases of the Product from AQUA THIRST shall be in accordance with the terms and conditions of this Agreement.

2.4 AQUA THIRST will manufacture all of PROTON'S products either directly or through sub-contractors and agrees that no product containing proprietary information will be manufactured off shore. All products shall be manufactured by AQUA THIRST on an exclusive basis under the following conditions:

          a. There is an exclusive agreement between PROTON and a company called E Water of Life regarding a veterinary product called Dr. Bader's Formula, AQUA THIRST shall have no involvement with this excluded product, which must be sold only for the Veterinary market.

          b. Any product that AQUA THIRST in not capable of manufacturing or having manufactured by its sub-contractors within 160 days of PROTON submitting that product and specifications to AQUA THIRST, will be excluded from this Exclusive agreement.

2.5 OTHER RELATED SERVICES. AQUA THIRST may provide other services upon terms and conditions agreed to from time to time by the parties in writing.

                                    ARTICLE 3
                                    MATERIALS

3.1 ARTWORK AND PACKAGING. PROTON shall provide or approve, prior to the procurement of applicable components, all artwork, advertising and packaging information necessary to Manufacture or Package the Product. Such artwork, advertising and packaging information is and shall remain the exclusive property of PROTON, and PROTON shall be solely responsible for the content thereof. Such artwork, advertising and packaging information or any reproduction thereof may not be used by AQUA THIRST following the termination of this Agreement, or during the Term of this Agreement in any manner other than solely for the purpose of performing its obligations hereunder.

3.2 TECHNICAL DATA SHEETS, INSTRUCTION MANUALS. PROTON shall provide or approve the use of information which may be included with any product which shall be manufactured and packaged in accordance with the terms of this agreement.


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3.3 REIMBURSEMENT FOR MATERIALS. In the event of (i) a Specification change requested by PROTON or AQUA THIRST for PROTON'S benefit and agreed to by the parties or to comply with any new requirement of a Regulatory Authority, (ii) termination by PROTON without cause or expiration of this Agreement; or (iii) unforeseeable obsolescence of any Raw Material, PROTON shall bear the cost of any unused Raw Materials which cannot be otherwise used by AQUA THIRST nor returned for credit, provided that AQUA THIRST purchased such Raw Materials in quantities consistent with PROTON'S most recent Firm Commitment and the supplier's minimum purchase obligations.

                                    ARTICLE 4
                 MINIMUM COMMITMENT, PURCHASE ORDERS & FORECASTS

4.1 MINIMUM ORDERS. During each Contract Year, PROTON shall order the minimum number of units of Product ("Minimum Orders") set forth on EXHIBIT D. If PROTON does not purchase such Minimum Orders during any Contract Year, within thirty
(30) days after the end of such Contract Year, PROTON shall pay AQUA THIRST the difference between (i) the total amount PROTON would have paid to any supplier or sub-contractor. if the Minimum Orders had been fulfilled for the Product (calculated using an average product price as shown in EXHIBIT D) and (ii) the sum of (a) all purchases from AQUA THIRST for the Product during the just-concluded Contract Year plus (b) AQUA THIRST'S cost of all Raw Materials for that portion of the Minimum Orders not placed. For clarity, PROTON shall not be obligated to pay for any Product ordered but not delivered by AQUA THIRST in accordance with this Agreement.

4.2 FORECAST. On or before the first (1st) day of each calendar month following the Commencement Date and at least four months prior to the first Delivery Date, PROTON shall furnish to AQUA THIRST a written twelve (12) month rolling forecast of the quantities of Product that PROTON intends to order from AQUA THIRST during such period ("Rolling Forecast"). The first 3 months of such Rolling Forecast shall constitute a binding commitment for the quantities of Product specified therein ("Firm Commitment") and the following 9 months of the Rolling Forecast shall be non-binding, good faith estimates.

4.3 PURCHASE ORDERS. At least quarterly, PROTON shall submit purchase orders for the Firm Commitment portion of the Rolling Forecast, which specify the actual number of units to be Manufactured and Packaged, the approximate number of Units in each order, and the requested Delivery Dates therefore ("Purchase Order"). PROTON shall submit each Purchase Order to AQUA THIRST at least one hundred and twenty (120) days in advance of the earliest Delivery Date requested in the Purchase Order. AQUA THIRST will confirm such Delivery Dates within fifteen (15) business days of receipt of the Purchase Order. If AQUA THIRST indicates within such 15-day period that it is unable to meet any such delivery date, the parties will work together in good faith to set an amended delivery date or dates. In the absence of such indication, the Delivery Date(s)


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
shall be deemed accepted. In the event of a conflict between the terms of any Purchase Order and this Agreement, this Agreement shall control. Notwithstanding the foregoing, AQUA THIRST shall supply PROTON with quantities of Product which exceed by not more than 25% the quantities specified in the Firm Commitment, and shall use commercially reasonable efforts to supply additional excess quantities requested by PROTON.

4.5      CUSTOMER'S MODIFICATION OR CANCELLATION.

     (a) At any time up to 90 days prior to any relevant Delivery Date, PROTON may cancel a Purchase Order or request a modification of the confirmed Delivery Date Specifications or quantity of Product in such Purchase Order by submitting a written change order ("Change Order") to AQUA THIRST. If a Change Order is submitted less than 90 days prior to the relevant Delivery Date, such Change Order shall be effective and binding against AQUA THIRST only upon the written approval of AQUA THIRST, which approval shall not be unreasonably withheld. Notwithstanding the foregoing, PROTON shall remain responsible for the Firm Commitment portion of the Rolling Forecast.

     (b) Notwithstanding any amounts due to AQUA THIRST under Section 4.1, if PROTON fails to place Purchase Orders sufficient to satisfy the Firm Commitment, PROTON shall, within thirty (30) days of receipt of invoice, pay to AQUA THIRST the difference between (i) the Unit Price for all Units that would have been Manufactured and Packaged if PROTON had placed Purchase Orders sufficient to satisfy the Firm Commitment and (ii) AQUA THIRST'S cost of any Raw Materials that would have been used in such Units. Any amounts paid under this paragraph shall be credited against any amounts subsequently due for failure to meet Minimum Orders under paragraph 4.1.

4.6 UNPLANNED DELAY OR ELIMINATION OF MANUFACTURE OR PACKAGING. AQUA THIRST shall timely fill each Purchase Order, subject to the terms and conditions of this Agreement. AQUA THIRST shall notify PROTON within fifteen (15) days of receipt of any Firm Commitment or Purchase Order if AQUA THIRST determines that any Manufacturing or Packaging will be delayed or eliminated for any reason, provided however that such notice shall not relieve AQUA THIRST of any of its obligations, absent written consent of PROTON.

4.7 CUSTOMER INSPECTION. PROTON may base up to two (2) representatives at the Facilities to observe, subject to AQUA THIRST'S reasonable measures in furtherance of its obligations to protect the confidential information of third parties, the Manufacturing and Packaging provided that PROTON provide AQUA THIRST at least ten (10) days advance written notice of the attendance of such PROTON representatives. PROTON will specify whether PROTON will observe the Manufacturing, Packaging, or both. Such inspection may include inspection for proper use and confidentiality of PROTON intellectual property. Any information received or observed by PROTON representatives


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shall be treated in accordance with the terms of the Confidentiality Agreement between the parties. PROTON shall indemnify and hold harmless AQUA THIRST for any action or activity of such representatives while on AQUA THIRST'S premises.

                                    ARTICLE 5
                            TESTING; SAMPLES; RELEASE

5.1 TESTING; ACCEPTANCE. Within twelve (12) business days after AQUA THIRST completion of compounding, filling, and or manufacturing and packaging of each order and not later than 12 business days prior to the relevant Delivery Date, AQUA THIRST shall deliver to PROTON any product samples that may be required under the term and guidelines of this agreement.

5.2 DISAGREEMENTS REGARDING PRODUCT CONFORMITY. In the event of a disagreement between the parties as to whether the Product meets the Specifications, the parties shall cause a mutually acceptable independent laboratory to review records, test data and to perform the tests and/or analyses set forth in the Specifications on samples of the alleged Defective Product. The independent laboratory's results shall be final and binding. Unless otherwise agreed to by the parties in writing, the costs associated with such testing and review shall be borne by the party which was incorrect about whether the Product meets the Specifications.

5.3 REPLACEMENT OF DEFECTIVE PRODUCT. In accordance with the terms set forth in this Agreement, AQUA THIRST shall replace, at its sole expense, all Product that does not comply with the warranty in Section 10.1 ("Defective Product"). THE OBLIGATION OF AQUA THIRST TO REPLACE DEFECTIVE PRODUCT OR CREDIT PROTON IN ACCORDANCE WITH SECTION 5.1 SHALL BE SUBJECT TO SECTION 16.1 AND SHALL BE PROTON'S SOLE AND EXCLUSIVE REMEDY (WITHOUT PREJUDICE TO ANY INDEMNIFICATION OBLIGATIONS UNDER SECTION 13.1 OR THE OBLIGATIONS OF SECTION 9.5 (RECALL)) UNDER THIS AGREEMENT FOR DEFECTIVE PRODUCT AND IS IN LIEU OF ANY OTHER WARRANTY, EXPRESS OR IMPLIED.

5.4 SUPPLY OF MATERIAL FOR DEFECTIVE PRODUCT. In the event AQUA THIRST is required to replace Product pursuant to Section 5.3, above, in no instance shall AQUA THIRST be liable for damages in excess of fees paid for the Defective Product, subject to the limitation of liability in Section 16.1 (without prejudice to any indemnification obligations under section 13.1 or the obligations of section 9.5 (Recall)).


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                                    ARTICLE 6
                                    DELIVERY

6.1 DELIVERY. AQUA THIRST shall segregate and store all PROTON products until acceptance as set forth in Section 5.1 above. Upon such acceptance, AQUA THIRST shall tender the Product for delivery and subsequent shipment, F.O.B. the PROTON Facility. PROTON shall be responsible for all costs and risk of loss associated with shipment of the Product. PROTON shall qualify at least one (1) carrier to ship the Product from AQUA THIRST or its sub-contractor to PROTON.

6.2 FAILURE TO TAKE DELIVERY. If PROTON fails to provide for shipment of Product within seven (7) business days after acceptance, PROTON shall be invoiced on the first day of each month thereafter for reasonable administration and storage costs. For each such Unit of accepted but unshipped Product, PROTON agrees that:
(i) PROTON has made a fixed commitment to purchase such Product, (ii) title to such Product passes to PROTON, (iii) such Product shall be on a bill and hold basis for legitimate business purposes, (iv) if no shipment date is determined at the time of billing, AQUA THIRST shall have the right to ship the Product to PROTON or PROTON'S designee within four months after billing, and (v) PROTON will be responsible for any decrease in market value of such Product that relates to factors and circumstances outside of AQUA THIRST'S control. Within five (5) days following a notice of request from AQUA THIRST, PROTON shall provide AQUA THIRST with a letter confirming items (i) through (v) of this Section for each Unit of undelivered Product.

                                    ARTICLE 7
                               PRICING AND PAYMENT

7.1 AQUA THIRST will manufacture or arrange for the manufacture of all PROTON products, whether now existing or to be developed in the future, such arrangement shall be on an exclusive basis except as defined and set forth in paragraph 2.4.

7.2 COMPENSATION. AQUA THIRST will charge PROTON a commission/override of thirty percent (30%) on the actual cost of the manufacturing and packaging for each product. This commission/override may at the sole discretion of AQUA THIRST be taken either in the form of cash, or PROTON stock, provided however, that AQUA THIRST may not accept stock in lieu of cash payment at any time that acceptance of such stock would make AQUATHIRST or its officers, directors or control persons a 10% or greater stockholder in PROTON, If AQUA THIRST elects to be paid in PROTON stock, AQUA THIRST shall be paid with stock based on a twenty-five percent (25%) reduction from the trading price for such stock, this price reduction shall be


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determined by averaging the previous 30 day trading value for the said shares, and such shares shall have piggy-back registration rights.

7.3 ALL OUT OF POCKET COSTS OF AQUA THIRST TO BE PAID BY PROTON. UNIT PRICING PROTON shall pay to AQUA THIRST the unit pricing set forth on EXHIBIT D ("Unit Pricing") for all Product In the event PROTON requests services other than Manufacturing or Packaging of Product, AQUA THIRST shall provide a written quote of the fee for such additional services and PROTON shall advise AQUA THIRST whether it wishes to have such additional services performed by AQUA THIRST.

7.4 PRICE ADJUSTMENT. The Unit Pricing may be adjusted on an annual basis, effective on each anniversary date of this Agreement, upon sixty (60) days prior written notice from AQUA THIRST to PROTON. Such adjustment shall be based on actual increases or decreases in relevant labor and/or materials costs, subject to the following limitations:

     a.   The Unit Pricing for Product shall include but not be limited to:
          (i) the cost of Raw and packaging materials and (ii) processing, i.e. manufacturing, compounding, filling, testing (including any clinical testing) regulatory certification activity, general business expenses and packaging. Any price adjustment shall limit the increase in component (ii) to not more than the increase in the most recent calendar year Producer Price Index, by appropriate Industry: as published by the U.S. Department of Labor, Bureau of Labor Statistics. AQUA THIRST agrees to provide back-up documentation of labor and/or materials costs for all annual increases and such costs and related documentation shall be auditable upon reasonable notice, by an independent third party reasonably acceptable to PROTON and AQUA THIRST.

7.5 TAXES; DUTY. All taxes, duties and other amounts assessed by government authorities on the Product upon or after sale to PROTON are the responsibility of PROTON, and PROTON shall reimburse AQUA THIRST for any such taxes, duties or other amounts paid by AQUA THIRST.

7.6 PRODUCT APPROVAL. Notwithstanding the terms set forth above, PROTON and AQUA THIRST shall use their commercially reasonable efforts to expedite and obtain all regulatory approvals as may be necessary for AQUA THIRST to commence production at the Manufacturing Facility and the Packaging Facility ("Regulatory Approvals"), and in the event such Regulatory Approvals have not been obtained by AQUA THIRST, through no fault of AQUA THIRST, within thirty (30) months following the Effective Date, provided that AQUA THIRST installs and qualifies the equipment required by PROTON within ninety (90) days following the Effective Date, then PROTON shall pay to AQUA THIRST a monthly fee as provided in EXHIBIT D ("Delayed Approval Fee") until


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
such Regulatory Approvals have been obtained and AQUA THIRST is able to commence production.

7.7 PAYMENT TERMS. AQUA THIRST shall invoice PROTON for all product as provided in Section 5.1, and payment for the undisputed portions of such invoices shall be due within forty-five (45) days after the date of such invoice. In the event payment is not received by AQUA THIRST on or before the forty-fifth (45th) day after the date of the invoice, then such unpaid amount shall accrue interest each month at the rate of one percent (1%) per month until paid in full.

                                    ARTICLE 8
                            CHANGES TO SPECIFICATIONS

     All Specifications and any changes thereto agreed to by the parties from time to time shall be in writing, dated and signed by the parties. No change in the Specifications shall be implemented by AQUA THIRST, whether requested by PROTON or requested or required by any Regulatory Authority, until the parties have agreed in writing to such change, the implementation date of such change, and any increase or decrease in costs, expenses or fees associated with such change. AQUA THIRST shall respond promptly to any request made by PROTON for a change in the Specifications, and both parties shall use commercially reasonable, good faith efforts to agree to the terms of such change in a timely manner. If after initial Product qualification PROTON requires a change in the Specifications for its own benefit or to comply with the requirements of any Regulatory Authority, the Specifications shall be amended and as soon as possible after a request is made for any change in Specifications, AQUA THIRST shall notify PROTON of the costs associated with such change and shall provide such supporting documentation as PROTON may reasonably require. PROTON shall pay all costs associated with such PROTON-requested or regulatory required changes. Agreed changes to the Specifications for the benefit of PROTON shall be at the expense of PROTON. If there is a conflict between the terms of this Agreement and the terms of the Specifications, this Agreement shall control.

                                    ARTICLE 9
                           RECORDS; REGULATORY MATTERS

9.1 RECORDKEEPING. AQUA THIRST shall maintain true and accurate books, records, test and laboratory data, reports and all other information relating to Manufacturing and Packaging under this Agreement, including all information required to be maintained by the Specifications and all Applicable Laws. Such information shall be maintained in forms, notebooks and records for a period of at least two (2) years from the relevant finished Product expiration date or longer if required under Applicable Laws.


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
9.2 REGULATORY COMPLIANCE. Except as provided in the next sentence, PROTON shall be solely responsible for all permits and licenses required by any regulatory agency with respect to the Product and the Manufacturing and Packaging under this Agreement, including any product licenses, applications and amendments in connection therewith. AQUA THIRST will be responsible to maintain all permits and licenses required by any Regulatory Authority with respect to the Manufacturing Facility, Packaging Facility and the equipment in such facilities. During the Term, AQUA THIRST will assist PROTON in its regulatory matters relating to the Manufacturing and Packaging as described above, at PROTON'S request and at PROTON'S expense. Each party intends and commits to cooperate to satisfy all Applicable Laws with respect to Manufacturing and Packaging under this Agreement.

9.4 GOVERNMENTAL INSPECTIONS AND REQUESTS. AQUA THIRST shall immediately advise PROTON if an authorized agent of any Regulatory Authority visits either the Manufacturing Facility or the Packaging Facility if related to the Manufacturing or Packaging of the Product. AQUA THIRST shall furnish to PROTON a copy of the report by such Regulatory Authority, if any, within ten (10) days of AQUA THIRST'S receipt of such report. Further, upon receipt of a Regulatory Authority request to inspect the Facilities or audit AQUA THIRST books and records with respect to Manufacturing or Packaging under this Agreement, AQUA THIRST shall immediately notify PROTON, and shall provide PROTON with a copy of any written document received from such Regulatory Authority and AQUA THIRST shall permit PROTON to have a representative present for any such Facility inspection unless such presence would be unreasonable under the circumstances. Absence of a PROTON representative shall not impede any such inspection, provided AQUA THIRST has complied with the foregoing. To the extent related to Manufacturing or Packaging hereunder, AQUA THIRST shall provide to PROTON a copy of any proposed written response to any such inspection prior to its submission and a reasonable opportunity for PROTON to review and approve such response, provided that such approval shall not be unreasonably withheld.

9.5 RECALL. In the event AQUA THIRST believes a recall, field alert, Product withdrawal or field correction may be necessary with respect to any Product provided under this Agreement, AQUA THIRST shall immediately notify PROTON in writing. AQUA THIRST will not act to initiate a recall, field alert, Product withdrawal or field correction without the express prior written approval of PROTON, unless otherwise required by Applicable Laws. In the event PROTON believes a recall, field alert, Product withdrawal or field correction may be necessary with respect to any Product provided under this Agreement, PROTON shall immediately notify AQUA THIRST in writing and AQUA THIRST shall provide all necessary cooperation and assistance to PROTON. The cost of any recall, field alert, Product withdrawal or field correction shall be borne by PROTON except to the extent such recall, field alert, Product withdrawal or field correction is caused by AQUA THIRST'S breach of its warranties, representations or obligations under this Agreement or Applicable Laws or its negligence or willful misconduct, then such cost shall be borne by AQUA THIRST. For purposes hereof, such cost shall be limited to reasonable, actual and documented Administrative Costs incurred by PROTON for such recall, withdrawal or correction, and replacement of the Defective Product to be recalled, in accordance with Article 5. PROTON shall solely control the implementation of any such recall, field alert, withdrawal or field correction.

9.6 QUALITY AGREEMENTS. Within six (6) months following the execution of this Agreement, the parties shall execute a Quality Agreement in substantially the form attached to this Agreement as EXHIBIT E. The Quality Agreement shall in no way determine liability or financial responsibility of the parties for the responsibilities set forth therein. In the event of a conflict between the terms of this Agreement and the Quality Agreement, this Agreement shall control.

                                   ARTICLE 10
                         REPRESENTATIONS AND WARRANTIES

10.1 LIMITED WARRANTY. AQUA THIRST represents and warrants to PROTON that at the time of delivery of the Product as provided in Section 6.1, such Product will conform to and will have been Manufactured and Packaged in conformance with the Product Specifications and Applicable Laws. THE LIMITED WARRANTY SET FORTH IN THIS SECTION 10.1 IS IN LIEU OF ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF MERCHANTABILITY, WARRANTY OF NON-INFRINGEMENT AND ANY WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE. EXCEPT FOR THE WARRANTY EXPRESSED IN THIS ARTICLE 10, AQUA THIRST MAKES NO OTHER WARRANTY, AND DISCLAIMS ALL WARRANTIES EITHER EXPRESS OR IMPLIED, WITH RESPECT TO THE MANUFACTURING, PACKAGING OR THE PRODUCT.

10.2 RELEASE RESPONSIBILITY. The party responsible for release of the finished Product warrants that it will not release any UNIT of Product if the required Certificates of Analysis indicate that the Product does not comply with the Specifications.

10.3 ARTWORK. PROTON shall indemnify and hold harmless AQUA THIRST from any damages or costs caused by infringement of the artwork provided by PROTON to AQUA THIRST on any third party's intellectual property rights, including, but not limited to, copyright, trademark or trade name or by failure of such artwork to comply with all Applicable Laws, except to the extent that any of the foregoing arises out of or results from the breach by AQUA THIRST of its representations, warranties or obligations under this Agreement, or the negligence or willful misconduct of AQUA THIRST.

10.4 INTELLECTUAL PROPERTY. PROTON represents and warrants to AQUA THIRST that PROTON has all necessary authority and right title or interest in and to any copyrights, trademarks, trade secrets, patents, inventions, know-how and developments related to the Product ("Intellectual Property") which right, title or interest is necessary to the manufacture thereof, and PROTON hereby grants to AQUA THIRST a non-exclusive, royalty-free license to use any and all of such right title and interest to the extent necessary for AQUA THIRST to perform its obligations under this Agreement. AQUA THIRST shall use such Intellectual Property, whether supplied by PROTON or a third party, solely for the purpose of performing such obligations. In addition, PROTON shall indemnify and hold harmless AQUA THIRST against any damages or costs arising from the violation or infringement upon any trademark, trade name, copyright, patent or other rights held by any person or entity in the making of Product in accordance with the Specifications, except to the extent that any of the foregoing arises out of or results from the breach by AQUA THIRST of its representations, warranties or obligations under this Agreement, or the negligence or willful misconduct of AQUA THIRST. AQUA THIRST shall not use any disclosure hereunder of such Intellectual Property nor any confidential information of PROTON to challenge the validity or enforceability of such Intellectual Property.

10.5 EXISTENCE AND POWER. Each party hereby represents and warrants to the other party that such party (i) is duly organized, validly existing and in good standing under the laws of the state in which it is organized, (ii) has the power and authority and the legal right to own and operate its property and assets, and to carry on its business as it is now being conducted, and (iii) is in compliance with all requirements of applicable law, except to the extent that any noncompliance would not materially adversely affect such party's ability to perform its obligations under the Agreement.

10.6 AUTHORIZATION AND ENFORCEMENT OF OBLIGATIONS. Each party hereby represents and warrants to the other party that such party (i) has the power and authority and the legal right to enter into this Agreement and to perform its obligations hereunder and thereunder and (ii) has taken all necessary action on its part to authorize the execution and delivery of the Agreement and the performance of its obligations hereunder. The Agreement has been duly executed and delivered on behalf of such party, and constitutes a legal, valid, binding obligation, enforceable against such party in accordance with its terms.

10.7 NO CONSENTS. Each party hereby represents and warrants to the other party that all necessary consents, approvals and authorizations of all agencies and other persons required to be obtained by such party in connection with the Agreement have been obtained.

10.8 NO CONFLICT. Each party hereby represents and warrants to the other party that the execution and delivery of this Agreement and the performance of such party's obligations hereunder (i) do not conflict with or violate any requirement of applicable laws or regulations or any material contractual obligation of such party and (ii) do not materially conflict with, or constitute a material default or require any consent under, any material contractual obligation of such party.

                                   ARTICLE 11
                            CONFIDENTIAL INFORMATION

11.1 The use and disclosure of confidential information exchanged between the parties shall be governed by the Confidentiality Agreement by and among PROTON, and AQUA THIRST

                                   ARTICLE 12
                              INTELLECTUAL PROPERTY

     Subject to the foregoing Confidentiality Agreement, all AQUA THIRST Information, including without limitation, all improvements, developments, derivatives or modifications to the AQUA THIRST Information, shall be owned exclusively by AQUA THIRST. All PROTON Information, including, without limitation, all improvements, developments, derivatives or modifications to the PROTON Information shall be owned exclusively by PROTON. PROTON grants AQUA THIRST a non-exclusive, royalty-free license for the term of this Agreement to use PROTON Information, but solely for the purpose of carrying out AQUA THIRST'S obligations hereunder. For purposes hereof, "AQUA THIRST Information" means all AQUA THIRST proprietary information, intellectual property, and developments (including, all patents, patent applications, know-how, inventions, designs, concepts, improvements, technical information, manuals, instructions or specifications), owned, licensed or used by AQUA THIRST in developing, formulating, manufacturing, filling, processing or packaging products and the packaging equipment, processes or methods of packaging, or any improvements to any of the foregoing, including any container, pouch, vial, ampoule or other form of container developed by AQUA THIRST in each case prior to the date of this Agreement. For purposes hereof, "PROTON Information" means all proprietary information, intellectual property and developments owned, developed, licensed or used by PROTON relating to its products, including, without limitation, patents, patent applications, know-how, inventions, designs, concepts, improvements, technical information, trademarks or trade names, developed by PROTON in each case prior to the date of this Agreement. Ownership of intellectual property and improvements related to the Product shall be governed exclusively by the Confidentiality Agreement.

                                   ARTICLE 13
                                 INDEMNIFICATION

13.1 INDEMNIFICATION BY AQUA THIRST. AQUA THIRST shall indemnify and hold harmless PROTON, its Affiliates, directors, officers, employees and agents from and against any suits, claims, losses, demands, liabilities, damages, costs and expenses (including costs, reasonable attorney's fees and reasonable investigative costs) in connection with any suit, demand or action by any third party arising out of or resulting from any negligence, willful misconduct or breach of this Agreement by AQUA THIRST, except to the extent that such breach, negligence or willful misconduct arises out of or results from the breach of its representations, warranties or obligations under this Agreement by PROTON or the negligence or willful misconduct of PROTON.

13.2 INDEMNIFICATION BY PROTON. PROTON shall indemnify and hold harmless AQUA THIRST, its Affiliates, directors, officers employees and agents from and against all suits, claims, losses, demands, liabilities, damages, costs and expenses (including costs, reasonable attorney's fees and reasonable investigative costs) in connection with any suit, demand or action by any third party arising out of or resulting from (a) any breach of its representations, warranties or obligations set forth in this Agreement; (b) any manufacture by PROTON, sale, promotion, distribution or use (other than by AQUA THIRST) of the Product, including, without limitation, product liability or strict liability;
(c) PROTON'S exercise of any control over the Manufacturing or Packaging under this Agreement, to the extent that PROTON'S instructions or directions violate applicable law or regulation; (d) any actual or alleged infringement or violation of any patent, trade secret, copyright, trademark or other proprietary rights used by AQUA THIRST in manufacturing Product; or (e) any negligence or willful misconduct by PROTON, except to the extent that any of the foregoing arises out of or results from the breach by AQUA THIRST of its representations, warranties or obligations under this Agreement, or the negligence or willful misconduct of AQUA THIRST.

13.3 INDEMNIFICATION PROCEDURES. All indemnification obligations in this Agreement are conditioned upon the party seeking indemnification promptly notifying the indemnifying party of any claim or liability of which the party seeking indemnification becomes aware (including a copy of any related complaint, summons, notice or other instrument), cooperating with the indemnifying party in the defense of any such claim or liability (at the indemnifying party's expense), and not compromising or settling any claim or liability without prior written consent of the indemnifying party.

                                   ARTICLE 14
                                    INSURANCE

14.1 AQUA THIRST. AQUA THIRST shall, at its own cost and expense, obtain and maintain in full force and effect the following insurance during the term of this Agreement: (i) Umbrella/Commercial General Liability insurance with per-occurrence and general aggregate limits of not less than $1,000,000; (ii) Products and Completed Operations Liability Insurance with per-occurrence and general aggregate limits of not less than $1,000,000; (iii) Workers' Compensation and Employer's Liability Insurance with statutory limits for Workers' Compensation and Employer's Liability insurance limits of not less than $1,000,000; (iv) Professional Services Errors & Omissions Liability Insurance with per claim and aggregate limits of not less than $500,000 covering sums that AQUA THIRST becomes legally obligated to pay as damages resulting from claims made by PROTON for errors or omissions committed in the conduct of the services outlined in the Agreements. In lieu of insurance, AQUA THIRST may self-insure any or a portion of the above required insurance. In the event that any of the required policies of insurance are written on a claims made basis, then such policies shall be maintained during the entire term of this Agreement and for a period of not less than three (3) years following the termination or expiration of this Agreement. AQUA THIRST shall obtain a waiver from any insurance carrier with whom AQUA THIRST carries Workers' Compensation insurance releasing its subrogation rights against PROTON. PROTON shall be named as an additional insured under the Commercial General Liability and Products and Completed Operations Liability insurance policies as respects the manufacturing services outlined in this Agreement. AQUA THIRST shall furnish certificates of insurance for all of the above noted policies and required additional insured status to PROTON as soon as practicable after the Effective Date of the Agreement and upon renewal of any such policies. Each insurance policy that is required under this Section shall be obtained from an insurance carrier with an A.M. Best rating of at least A- VII.

14.2 PROTON INSURANCE. PROTON shall, at its own cost and expense, obtain and maintain in full force and effect the following insurance or program of self insurance (provided PROTON maintains a financial condition reasonably sufficient to cover such commitments) during the term of this Agreement: (i) Products and Completed Operations Liability Insurance with per-occurrence and general aggregate limits of not less than $1,000,000; (ii) Workers' Compensation and Employer's Liability Insurance with statutory limits for Workers' Compensation and Employer's Liability insurance limits of not less than $1,000,000; (iii) All Risk Property Insurance, including transit coverage, in an amount equal to full replacement value covering PROTON'S property while it is at AQUA THIRST'S facility or in transit to or from AQUA THIRST'S facility. In the event that any of the required policies of insurance are written on a claims made basis, then such policies shall be maintained during the entire term of this Agreement and for a period of not less than three (3) years following the termination or expiration of this Agreement. PROTON shall obtain a waiver from any insurance carrier with whom PROTON carries Workers' Compensation insurance releasing its subrogation rights against AQUA THIRST. PROTON shall obtain a waiver from any insurance carrier with whom PROTON carries Property Insurance releasing its subrogation rights against AQUA THIRST. PROTON shall not seek reimbursement for any property claim, or portion thereof that is not fully recovered from PROTON'S Property Insurance policy. AQUA THIRST and its Subsidiaries and Parent Corporation shall be named as additional insureds under the Products and Completed Operations Liability insurance policies as respects the products and completed operations outlined in this Agreement. PROTON shall furnish certificates of insurance for any policies obtained hereunder and required additional insured status to AQUA THIRST as soon as practicable after the Effective Date of the Agreement and upon renewal of any such policies. Any insurance policy that is that is obtained in satisfaction of this Section shall be obtained from an insurance carrier with an A.M. Best rating of at least A-VII.

                                   ARTICLE 15
                              TERM AND TERMINATION

15.1 TERM. This Agreement shall commence on the Effective Date and shall continue for a period of ten (10) Contract Years thereafter, unless earlier terminated under Section 15.2 below (the "Term"). This Agreement will automatically thereafter roll over for additional two (2) year terms, unless and until either PROTON'S or AQUA THIRST provide to the other a written notice of cancellation which MUST be provided not later than 180 days prior to the end of the then current contract Term.

15.2 TERMINATION BY EITHER PARTY.

     (a) MATERIAL BREACH. Either party may terminate this Agreement effective upon sixty (60) days prior written notice to the other party, if the other party commits a material breach of this Agreement and fails to cure such breach by the end of such sixty (60) day period.

     (b) BANKRUPTCY. Either party may terminate this Agreement effective upon written notice to the other party, if the other party becomes insolvent or is unable to pay its debts as they become due, files a petition for bankruptcy, makes an assignment for the benefit of its creditors or has a receiver, trustee or other court officer appointed for its properties or assets.

     (c) NO APPROVAL. PROTON shall have the option of terminating this Agreement effective upon written notice to AQUA THIRST if for any reason the Manufacturing Facility does not receive if necessary any Regulatory Approvals within 30 months after the Effective Date.

15.3 FORCE MAJEURE. Except as to payments required under this Agreement, if any default or delay occurs which prevents or materially impairs a party's performance and is due to a cause beyond the party's reasonable control, and provided that the default or delay is not caused by or the fault of such party, including but not limited to an act of God, flood, fire, explosion, earthquake, casualty, accident, war, revolution, civil commotion, blockade or embargo, injunction, law, proclamation, order, regulation or governmental demand, the affected party shall promptly notify the party in writing of such cause and shall exercise diligent efforts to resume performance under this Agreement as soon as possible. Neither party will be liable to the other party for any loss or damage due to such cause, and the Term will not be extended thereby. Neither party may terminate this Agreement because of such default or delay except upon thirty
(30) days prior written notice to the other party if the default or delay has existed for five (5) months and is continuing at the end of the thirty (30) day notice period.

15.4 EFFECT OF TERMINATION. Expiration or termination of this Agreement shall be without prejudice to any rights or obligations that accrued to the benefit of either party prior to such expiration or termination. The rights and obligations of the parties shall continue under Articles 5, 7, 9, 10, 11, 12, 13, 16, 17 and 18, and Sections 3.5, 6.2, 15.4, notwithstanding expiration or termination of this Agreement.

                                   ARTICLE 16
                            LIMITATIONS OF LIABILITY

16.1 AQUA THIRST'S TOTAL LIABILITY UNDER THIS AGREEMENT SHALL IN NO EVENT EXCEED THE LESSER OF (A) TOTAL FEES PAID BY PROTON TO AQUA THIRST HEREUNDER DURING THE SIX MONTHS PRIOR TO THE EVENT(S) GIVING RISE TO THE LIABILITY OR (B) $100,000.

16.2 EXCEPT AS PROVIDED IN ARTICLES 5, 9 AND 13, NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES ARISING OUT OF PERFORMANCE UNDER THIS AGREEMENT.

                                   ARTICLE 17
                                     NOTICE

     Any notice from either party to the other party will be effective upon receipt and must be personally delivered to such party or sent to such party by deposit in the United States mail, first class, postage prepaid, overnight courier or telecopy transmission (with written confirmation copy to follow via United States mail), to the address for such party below or such other address as a party may designate from time to time in accordance with this Section:

     To PROTON:
             Ed Alexander
             1135 Atlantic Ave. Ste. 101
             Alameda, California 94501


     To AQUA THIRST:
              Dr Stephen Barrie
              8726 So. Sepulveda Blvd. Suite D-266
              Los Angeles, California 90045

                                   ARTICLE 18
                                  MISCELLANEOUS

18.1 ENTIRE AGREEMENT; AMENDMENTS. This Agreement is the entire understanding between the parties and supersedes any contracts, agreements or understanding (oral or written) of the parties with respect to the subject matter hereof. No term of this Agreement may be amended except upon written agreement of both parties, unless otherwise provided in this Agreement.

18.2 CAPTIONS. The captions in this Agreement are for convenience only and are not to be interpreted or construed as a substantive part of this Agreement

18.3 FURTHER ASSURANCES. The parties agree to execute, acknowledge and deliver such further instruments and of all such other incidental acts as may be reasonably necessary or appropriate to carry out the purpose and intent of this Agreement.

18.4 NO WAIVER. Failure by either party to insist upon strict compliance with any term of this Agreement in one (1) or more instances will not be deemed to be a waiver of its rights to insist upon such strict compliance with respect to any subsequent failure. There shall be NO implied waivers.

18.5 SEVERABILITY. If a court or other body of competent jurisdiction declares any term of this Agreement invalid or unenforceable, the remaining terms of this Agreement will continue in full force and effect. The offending provision thereafter shall be automatically modified so a to be enforced to the maximum extent possible.

18.6 INDEPENDENT CONTRACTORS. The relationship of the parties is that of independent contractors, and neither party will incur any debts or make any commitments for the other party except to the extent expressly provided in this Agreement. Nothing in this Agreement is intended to create or will be construed as creating between the parties the relationship of joint ventures, co-partners, employer/employee or principal and agent.

18.7 SUCCESSORS AND ASSIGNS. This Agreement will be binding upon and inure to the benefit of the parties, their successors and permitted assigns. Neither party may assign this Agreement, in whole or in part, without the prior written consent of the other party, except that either party may without the other party's consent assign this Agreement to an Affiliate or to a successor to substantially all of the business or assets of the assigning company.

18.8 GOVERNING LAW. This Agreement shall be governed by and construed under the laws of the State of California, excluding its conflicts of law provisions.

18.9 ALTERNATIVE DISPUTE RESOLUTION. If a dispute, controversy or disagreement ("Dispute") arises between the parties in connection with this Agreement, then the Dispute shall be presented to the respective presidents or Senior Executives of AQUA THIRST and PROTON for their consideration and resolution. If such parties cannot reach a resolution of the Dispute, then such Dispute shall be resolved by binding Alternative Arbitration Dispute Resolution in accordance with the then existing commercial arbitration rules of The State of California , Arbitration shall be conducted in California.

18.10 PREVAILING PARTY. In any dispute resolution proceeding between the parties in connection with this Agreement, the prevailing party will be entitled to its reasonable attorney's fees and costs in such proceeding.

18.11 COUNTERPARTS. This Agreement may be executed in one (1) or more counterparts, each of which will be deemed an original but all of which together will constitute one (1) and the same instrument.

18.12 PUBLIC ANNOUNCEMENTS. Neither party will make any press release or other public disclosure regarding this Agreement or the transactions contemplated hereby without the other party's express prior written consent, except as required under applicable law or regulation, including SEC regulation, or by any governmental agency, in which case the party required to make the press release or public disclosure shall use commercially reasonable efforts to obtain the approval of the other party as to the form, nature and extent of the press release or public disclosure prior to issuing the press release or making the public disclosure.

     IN WITNESS WHEREOF, the parties have caused their duly authorized representative to execute this Agreement effective as of the date first written above.

AQUA THIRST, INC.                     PROTON LABORATORIES, INC.


-----------------------               ---------------------------
By Dr Stephen Barry CEO                   By Ed Alexander CEO

                                    EXHIBIT A

                                   Per Product
                          MANUFACTURING SPECIFICATIONS

                                       ***

                                    EXHIBIT B

                                   Per Product
                            PACKAGING SPECIFICATIONS

                                       ***

                                    EXHIBIT C

                                   Per Product
                    ADDITIONAL SERVICES/ VALIDATION SERVICES

                                       ***

                                    EXHIBIT D

                                   Per Product
                   UNIT PRICING, FEES AND MINIMUM REQUIREMENT

                                       ***

                                    EXHIBIT E

                                   Per Product
                            FORM OF QUALITY AGREEMENT


Appendix E

     SPECIFICATIONS

     1. Active Ingredients

     2. RAW MATERIALS (CONTRACTOR SUPPLIED)

          a. Ingredient A
          b. Ingredient B
          c. Ingredient C
          d. Ingredient D
          e. Ingredient E

     3. Inprocess and bulk products

     4. Finished Product

     5. PACKAGING COMPONENTS

          a. Bottle
          b. Cap
          c. Insert
          d. Label
          e. Shipper

Appendix F

     APPROVED VENDOR LIST


Appendix G

     METHODS

     1. GENERAL METHODS (GM)

     2. SPECIFIC METHODS (SM) AND CORRESPONDING VALIDATION REPORT


     3. MICROBIOLOGICAL TEST (USP) (CONTRACTOR SUPPLIED) If required

Appendix H

     MATERIAL SAFETY DATA SHEETS (MSDS)

     1. Active Ingredient
     2. Drug Product

Appendix I